Exhibit 99.1

CVAS Continues to Show Strong Growth for Fiscal 2005

Creative Vistas, Inc., (OTCBB:CVAS), a leading provider of advanced security and surveillance products and solutions, which also provisions the deployment and servicing of broadband technologies to the commercial and residential market, announced results for its year ended December 31, 2005. The Company reported revenues of $8,718,043, an increase of $260,373 from the prior year representing a 3.1% increase from $8,457,670. CVAS increased its gross margin to 33% for fiscal 2005 compared to 30% for fiscal 2004 and narrowed its operating losses by $344,893 to report a $1,146,267 operating loss compared to an operating loss of $1,491,160 for the prior.

Creative Vistas' fiscal 2005 results showed a 28.2% increase in service revenue in comparison to 2004, which primarily reflects the cumulative effect of the growth in service contracts and number of customers over the past few years. The company has experienced significant increases in the number of inquiries for systems from the government, healthcare, retail, commercial and financial services sectors.

Net income for fiscal 2005 was $827,600 compared to a restated net loss of ($4,014,800) for fiscal 2004. The income was mainly due to net changes on re-measurement of derivative instruments of $3,734,900 for fiscal 2005 and there were net expenses of $2,414,700 for fiscal 2004. The increase in income was offset by the amortization of deferred charges amounting to $450,500 in fiscal 2005 compared to $125,400 for fiscal 2004. Additionally, there were non-cash expenses amounted to $992,600 for fiscal 2005 compared to $185,000 for fiscal 2004. The effect of the restatement on our consolidated statement of operations for the year ended December 31, 2004 was an increase in our net loss of $1,991,561. Earnings per share in fiscal 2005 were $0.02. Restated earnings per share for the year ended December 31, 2004 changed from a loss per share of $0.04 to a loss of $0.11. Additional information is contained in the Company's 10-KSB that has been filed with the Securities and Exchange Commission.

Sayan Navaratnam, Chairman and Chief Executive Officer of CVAS, said "2005 was a successful year for the Company. We were focused on building on our already strong client base while improving Gross Margins and we accomplished both of these goals. The Company also completed a number of major strategic initiatives including the creation of a M&A program which will provide a platform for significant growth, the build out of a R&D and marketing team which were focused on building video processing technologies." Mr. Navaratnam went on to say "We launched a new subsidiary, Iview Digital Video Solutions Inc., which produces and commercializes advanced video processing technologies, but most importantly we continued to see significant customer and project wins within the surveillance market."

2006 picked up where 2005 left off; CVAS acquired Cancable Inc. ("Cancable"). Cancable is in the business of provisioning the deployment and servicing of broadband technologies in both residential and commercial markets. Cancable has offices in Ontario, Canada. Since the whole transaction was considered completed on January 1, 2006 as all the funding was received after December 31, 2005, there was no impact on CVAS fiscal 2005 financial results.

Mr. Navaratnam stated, "We believe that our growing customer base, innovative security solutions, broadband service offerings and high profile project wins position us well to grow revenues, and establish a deeper footprint in the video surveillance and broadband deployment sectors."

About Creative Vistas

Creative Vistas, Inc. is a leading provider of advanced security and surveillance products and solutions. It also provisions the deployment and servicing of broadband technologies to the commercial and residential market. It primarily operates through its wholly-owned subsidiaries AC Technical Systems Ltd and Iview Digital Video Solutions Inc, to provide integrated electronic security and surveillance systems and technologies. It provides its systems to various high profile clients including: Government, School Boards, Retail Outlets, Banks, and Hospitals. The Company operates through its subsidiary Cancable Inc. to provision the deployment of broadband technologies to the commercial and residential market. The Company has offices in Ontario, Canada.

For all Creative Vistas investor relations needs, investors are asked to visit the Creative Vistas IR Hub at http://www.agoracom.com/IR/CVAS where they can post questions and receive answers within the same day, or simply review questions and answers posted by other investors. Alternatively, investors are able to e-mail all questions and correspondence to CVAS@agoracom.com where they can also request addition to the investor e-mail list to receive all future press releases and updates in real time.

Forward-Looking Statements: Statements about the Company's future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as the term is defined in the Private Securities Litigation Reform Act of 1995. The Company's actual results could differ materially from expected results for reasons described from time to time in the Company's public filings. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events.

Creative Vistas, Inc.
Sayan Navaratnam, 905-666-8676 (Corporate Inquiries)
or
AGORACOM Investor Relations (Investor Relations)
http://www.agoracom.com/ir/cvas
CVAS@Agoracom.com